Exhibit 7.11

EXECUTION VERSION

2011 BORSE DUBAI PLEDGE AGREEMENT

STOCK PLEDGE AGREEMENT

Dated June 28, 2011

between

BORSE DUBAI LIMITED

as Pledgor

and

NOMURA INTERNATIONAL PLC

as Collateral Agent

This Agreement (this “Agreement”) is dated June 28, 2011 between:

(1)	BORSE DUBAI LIMITED as pledgor (the “Pledgor”); and

(2)	NOMURA INTERNATIONAL PLC, as security agent for the Finance Parties party to the Credit

Background:

The Pledgor enters into this Agreement in connection with the Margin Loan Facility Agreement, dated, June 23, 2011 (the “Credit Agreement”), between, inter alios, the Pledgor, Emirates NBD Bank PJSC, as arranger and facility agent, the financial institutions listed in Schedule 1 thereto as original lenders and the Collateral Agent.

It is agreed as follows:

1	Interpretation

1.1	Definitions

In this Agreement:

“Confirmation Date” has the meaning given to it in the Closing Agreement.

“DIFC” means Dubai International Financial Centre.

“Form 1” means form 1 set out in Appendix 1 to the Security Regulations of the DIFC.

“Issuer” means The NASDAQ OMX Group, Inc.

“Lien” means any security interest, lien, mortgage, pledge, encumbrance, charge, assignment, hypothecation, adverse claim, claim, or restriction on assignment, transfer or pledge or any other arrangement having the effect of conferring security.

“Pledged Collateral” means:

(a)	Pledged Shares;

(b)

all additional shares, securities and interests in the Issuer, and all warrants, rights, and options to purchase or receive shares, securities, or interests in the Issuer, in which the Pledgor at any time has or obtains any interest; and

(c)

all dividends, interest, revenues, income, distributions, and proceeds of any kind, whether cash, instruments, securities, or other property, received by or distributable to the Pledgor at any time (whether before or after the commencement of any proceedings under applicable bankrupting insolvency or similar law by or against the Pledgor) respect of, or in exchange for, the Pledged Shares or any other Pledged Collateral.

“Pledged Shares” means the shares of capital stock of the Issuer described in Schedule 1 (Pledged Shares) to this Agreement.

“Secured Liabilities” means each liability and obligation specified in Clause 2 (Secured Liabilities). Security means any security interest created by this Agreement.

“Security Period” means the period beginning on the date of this Agreement and ending on the date on which all the Secured Liabilities have been indefeasibly, unconditionally and irrevocably paid and discharged in full. The Security Period will be extended to take into account any extension or reinstatement of this Agreement under Clause 3.2(b) (General). Furthermore, if the Collateral Agent considers in its reasonable opinion and acting in good faith that an amount paid to it or a Finance Party under a Finance Document is capable of being avoided or otherwise set aside on the bankruptcy, liquidation, insolvency or administration of the payer or otherwise then that amount will not be considered to have been irrevocably paid for the purposes of this Agreement.

“Security Registry” means the registry that has been established by the president of the DIFC pursuant to Article 34 of DIFC Law No. 8 of 2005.

“UCC” means the Uniform Commercial Code as in effect on the date of this Agreement in the State of New York.

1.2	Construction

(a)	Any term defined in the UCC and not defined in this Agreement has the meaning given to that term in the UCC.

(b)	Any term defined in the Credit Agreement and not defined in this Agreement or the UCC has the meaning given to that term in the Credit Agreement.

(c)	No reference to proceeds in this Agreement authorizes any sale, transfer or other disposition of Pledged Collateral by the Pledgor.

(d)	In this Agreement, unless the contrary intention appears, a reference to:

(i)	an amendment includes a supplement, novation, restatement or re-enactment and amended will be construed accordingly;

(ii)	a Clause, a Subclause or a Schedule is a reference to a Clause or Subclause of, or a Schedule to, this Agreement;

(iii)	a law is a reference to that law as amended or re-enacted and to any successor law;

(iv)	an agreement is a reference to that agreement as amended;

(v)	fraudulent transfer law means any applicable U.S. Bankruptcy Law or state fraudulent transfer or conveyance statute, and the related case law;

(vi)

law includes any law, statute, regulation, regulatory requirement, rule, ordinance, ruling, decision, treaty, directive, order, guideline, regulation, policy, writ, judgment, injunction or request of any court or other governmental, inter-governmental or supranational body, officer or official, fiscal or monetary authority, or other ministry or public entity (and their interpretation, administration and application), whether or not having the force of law; and

(e)	In this Agreement:

(i)	includes and including are not limiting;

(ii)	or is not exclusive; and

(iii)	the headings are for convenience only, do not constitute part of this Agreement and are not to be used in construing it.

1.3	Effectiveness

The provisions of this Agreement (other than Clauses 1 (Interpretation), 12 (Expenses and Indemnity), 15 (Changes to the Parties) to 17 (Severability) (inclusive) and 19 (Notices) to 21 (Enforcement) (inclusive) which will take effect on and from the date of this Agreement) will come into full force and effect on the Confirmation Date.

2	Secured Liabilities

2.1	Secured Liabilities

Each obligation and liability whether:

(a)	present or future, actual, contingent or unliquidated; or

(b)	owed jointly or severally (or in any other capacity whatsoever),

of each Obligor to any Finance Party under or in connection with each Finance Document is a Secured Liability.

2.2	Specification of Secured Liabilities

The Secured Liabilities include any liability or obligation for:

(a)	repayment of the principal of any Loan;

(b)	payment of interest and any other amount payable under the Credit Agreement;

(c)	payment and performance of all other obligations and liabilities of any Obligor under the Finance Documents;

(d)	payment of any amount owed under any amendment, modification, renewal, extension or novation of any of the above obligations; and

(e)

payment of an amount which arises after a petition is filed by, or against, the Pledgor or any other Obligor under the US Bankruptcy Code of 1978 even if the obligations do not accrue because of the automatic stay under Section 362 of the US Bankruptcy Code of 1978 or otherwise.

3	Creation of Pledge and Security

3.1	Security interest

As security for the prompt and complete payment and performance of the Secured Liabilities when due (whether due because of stated maturity, acceleration, mandatory prepayment, or otherwise) and to induce the Lenders to make the Loans, the Pledgor pledges to the Collateral Agent for the benefit of the Finance Parties, and grants to the Collateral Agent for the benefit of the Finance Parties a continuing security interest in, the Pledged Collateral.

3.2	General

(a)	All the Security created under this Agreement:

(i)	is continuing security for the irrevocable and indefeasible payment in full of the Secured Liabilities, regardless of any intermediate payment or discharge in whole or in part;

(ii)	is in addition to, and not in any way prejudiced by, any other security now or subsequently held by any Finance Party.

(b)

If, at any time for any reason (including the bankruptcy, insolvency, receivership, reorganization, dissolution or liquidation of the Pledgor, the Issuer or any other Obligor or the appointment of any receiver, intervenor or conservator of, or agent or similar official for, the Pledgor, the Issuer or any other Obligor or any of their respective properties), any payment received by the Collateral Agent or any other Finance Party in respect of the Secured Liabilities is rescinded or avoided or must otherwise be restored or returned by the Collateral Agent or any other Finance Party, that payment will not be considered to have been made for purposes of this Agreement, and this Agreement will continue to be effective or will be reinstated, if necessary, as if that payment had not been made.

(c)	This Agreement is enforceable against the Pledgor to the maximum extent permitted by the fraudulent transfer laws.

4	Perfection and Further Assurances

4.1	General perfection

The Pledgor must take, at its own expense, promptly, and in any event within any applicable time limit:

(a)	whatever action is necessary or desirable; and

(b)	any action which the Collateral Agent or any other Finance Party may reasonably require,

to ensure that this Security is as of the Confirmation Date, and will continue to be until the end of the Security Period, a validly created, attached, enforceable and perfected first priority continuing security interest in the Pledged Collateral, in all relevant jurisdictions, securing payment and performance of the Secured Liabilities.

This includes the giving of any notice, order or direction, the making of any filing or registration, the passing of any resolution and the execution and delivery of any documents or agreements which the Collateral Agent may deem necessary.

4.2	Delivery of certificates

(a)

The Pledgor represents and warrants that it has delivered to the Collateral Agent (or as directed by the Collateral Agent in the State of New York) in accordance with the Closing Agreement, all original certificates and instruments evidencing or representing the Pledged Shares existing on the date of this Agreement.

(b)

The Pledgor must deliver to the Collateral Agent (or as directed by the Collateral Agent), immediately upon receipt, all original certificates and instruments evidencing or representing any Pledged Collateral arising or acquired by the Pledgor after the date of this Agreement.

(c)	All Pledged Collateral consisting of certificated securities delivered under this Agreement will be either:

(i)	duly endorsed and in suitable form for transfer by delivery; or

(ii)	accompanied by undated instruments of transfer endorsed in blank,

as directed by the Collateral Agent, and in form and substance reasonably satisfactory to the Collateral Agent.

(d)	Until the end of the Security Period, the Collateral Agent will hold (directly or through an agent) all certificates, instruments, and stock powers delivered to it.

(e)	The Collateral Agent will have the right to exchange certificates or instruments evidencing or representing Pledged Shares for certificates or instruments of smaller or larger denominations.

4.3	Filing of financing statements

The Pledgor authorizes the Collateral Agent to prepare and file, at the Pledgor’s expense:

(i)	financing statements describing the Pledged Collateral;

(ii)	continuation statements; and

(iii)	any amendment in respect of those statements.

4.4	Communication with Issuer

The Pledgor authorizes the Collateral Agent at any time and from time to time to communicate with the Issuer with regard to any matter relating to any Pledged Collateral.

4.5	Registration

The Pledgor shall:

(a)	fill Form 1, in a manner reasonably satisfactory to the Collateral Agent, and file it (attaching a copy of this Agreement) with the Security Registry immediately after signing this Agreement;

(b)	deliver to the Collateral Agent a copy of Form 1 immediately after its filing with the Security Registry in accordance with paragraph (a) above; and

(c)	use reasonable efforts to procure that the registrar at the Security Registry:

(i)

effects the registration of the pledge over the relevant Pledged Collateral in the Security Registry, and provides to the Collateral Agent evidence (in form and substance reasonably satisfactory to the Collateral Agent) of such registration;

(ii)	executes the acknowledgement set out in Form 1 within four Business Days from the date of this Agreement.

4.6	Further assurances

(a)	The Pledgor must take, at its own expense, promptly, and in any event within any applicable time limit, whatever action the Collateral Agent may require for:

(i)	creating, attaching, perfecting and protecting, and maintaining the priority of, any security interest intended to be created by this Agreement;

(ii)

facilitating the enforcement of this Security or the exercise of any right, power or discretion exercisable by the Collateral Agent or any of its delegates or sub-delegates in respect of any of the Pledged Collateral;

(iii)	obtaining possession and control of any Pledged Collateral; and

(iv)	facilitating the assignment or transfer of any rights and/or obligations of the Collateral Agent or any other Finance Party under this Agreement.

This includes the execution and delivery of any transfer, assignment or other agreement or document, whether to the Collateral Agent or its nominee, which the Collateral Agent may think expedient.

(b)

The Pledgor irrevocably constitutes and appoints the Collateral Agent, with full power of substitution, as the Pledgor’s true and lawful attorney-in-fact, in the Pledgor’s name or in the Collateral Agent’s name or otherwise, and at the Pledgor’s expense, to take any of the actions referred to in paragraph (a) above without notice to or the consent of the Pledgor if the Pledgor has failed to take such action. This power of attorney is a power coupled with an interest and cannot be revoked. The Pledgor ratifies and confirms all actions taken by the Collateral Agent or its agents under this power of attorney.

5	Suretyship Provisions

5.1	Nature of Pledgor’s obligations

(a)	The Pledgor’s obligations under this Agreement are independent of any obligation of the Obligors or any other person.

(b)	A separate action or actions may be brought and prosecuted against the Pledgor under this Agreement.

(c)

The Collateral Agent may enforce its rights under this Agreement, whether or not any action is brought or prosecuted against the Obligors or any other person and whether or not the Obligors or any other person is joined in any action under this Agreement.

5.2	Waiver of defenses

(a)

The obligations of the Pledgor under this Agreement will not be affected by, and the Pledgor irrevocably waives any defense it might have by virtue of, any act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Agreement (whether or not known to it or any Finance Party). This includes:

(i)	any time, forbearance, extension or waiver granted to, or composition or compromise with, another person;

(ii)	any taking, variation, compromise, exchange, renewal or release of, or any refusal or failure to perfect, or enforce, any rights against, or security over assets of, any person;

(iii)	any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realize the full value of any security;

(iv)	any disability, incapacity or lack of powers, authority or legal personality of or dissolution or change in the members or status of any person;

(v)	any amendment, restatement, or novation (however fundamental) of a Finance Document or any other document, guaranty or security;

(vi)

any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document, guaranty or security, the intent of the parties being that the Collateral Agent’s security interest in the Pledged Collateral and the Pledgor’s obligations under this Agreement are to remain in full force and be construed accordingly, as if there were no unenforceability, illegality or invalidity;

(vii)

any avoidance, postponement, discharge, reduction, non-provability or other similar circumstance affecting any obligation of any Obligor under a Finance Document resulting from any bankruptcy, insolvency, receivership, liquidation or dissolution proceedings or from any law, regulation or order so that each such obligation is for the purposes of the Pledgor’s obligations under this Agreement construed as if there were no such circumstance; or

(viii)

the acceptance or taking of other guaranties or security for the Secured Liabilities, or the settlement, release or substitution of any guaranty or security or of any endorser, guarantor or other obligor in respect of the Secured Liabilities.

(b)	The Pledgor unconditionally and irrevocably waives:

(i)

diligence, presentment, demand for performance, notice of non-performance, protest, notice of protest, notice of dishonor, notice of the creation or incurring of new or additional indebtedness of the Obligors to the Collateral Agent or the other Finance Parties, notice of acceptance of this Agreement, and notices of any other kind whatsoever;

(ii)	the filing of any claim with any court in the event of a receivership, insolvency or bankruptcy;

(iii)

the benefit of any statute of limitations affecting any Obligor’s obligations under the Finance Documents or the Pledgor’s obligations under this Agreement or the enforcement of this Agreement or the Collateral Agent’s security interest in the Pledged Collateral; and

(iv)

any offset or counterclaim or other right, defense, or claim based on, or in the nature of, any obligation now or later owed to the Pledgor by the Obligors, the Collateral Agent or any other Finance Party.

(c)

The Pledgor irrevocably and unconditionally authorizes the Collateral Agent and the other Finance Parties to take any action in respect of the Secured Liabilities or any collateral or guaranties securing them or any other action that might otherwise be deemed a legal or equitable discharge of a surety, without notice to or the consent of the Pledgor and irrespective of any change in the financial condition of any Obligor.

5.3	Immediate recourse

The Pledgor waives any right it may have of first requiring the Collateral Agent or any other Finance Party (or any trustee or agent on their behalf) to proceed against or enforce any other rights, security or other guaranty or claim payment from any person before claiming from the Pledgor under this Agreement and enforcing the Collateral Agent’s security interest in the Pledged Collateral.

5.4	Appropriations

Until the expiry of the Security Period, the Collateral Agent and each other Finance Party (or any trustee or agent on their behalf) may:

(a)

refrain from applying or enforcing any other moneys, security, guaranties or rights held or received by the Collateral Agent or that other Finance Party (or any trustee or agent on their behalf) in respect of the Secured Liabilities,

(b)	apply and enforce them in such manner and order as it sees fit (whether against the Secured Liabilities or otherwise); and

(c)

hold in a suspense account any moneys received from any realization of the Pledged Collateral, from the Pledgor or on account of the Pledgor’s liability under this Agreement or any other Finance Document, without liability to pay interest on those moneys.

5.5	Non-competition

Unless:

(a)	the Security Period has expired, or

(b)	the Collateral Agent otherwise directs in writing:

the Pledgor will not, after a claim has been made by the Collateral Agent or any other Finance Party against the Pledgor or any other Obligor, or by virtue of any payment or performance by the Pledgor under this Agreement:

(i)	be subrogated to any rights, security or moneys held, received or receivable by the Collateral Agent or any other Finance Party (or any trustee or agent on their behalf);

(ii)	be entitled to any right of contribution or indemnity in respect of any payment made or moneys received on account of the Pledgor’s liability under this Agreement or any other Finance Document;

(iii)	claim, rank, prove or vote as a creditor of any Obligor or its estate in competition with the Collateral Agent or any other Finance Party (or any trustee or agent on their behalf); or

(iv)	receive, claim or have the benefit of any payment, distribution or security from or on account of any Obligor, or exercise any right of set-off as against any Obligor.

The Pledgor must hold in trust for and immediately pay or transfer to the Collateral Agent (or as directed by the Collateral Agent) for the Finance Parties any payment or distribution or benefit of security received by it contrary to this Subclause or in accordance with any directions given by the Collateral Agent under this Subclause.

5.6	Waiver of subrogation

Notwithstanding any provision to the contrary in any guaranty given by the Pledgor in respect of the Secured Liabilities, the Pledgor:

(a)	irrevocably and unconditionally waives, for the benefit of the Collateral Agent and the other Finance Parties; and

(b)	agrees not to claim or assert after the Collateral Agent has exercised its rights under Clause 8 (When Security becomes enforceable),

any right of subrogation, contribution or indemnity it may have against any Obligor as a result of any payment under that guaranty or in respect of the Secured Liabilities.

5.7	Election of remedies

(a)

The Pledgor understands that the exercise by the Collateral Agent and the other Finance Parties of certain rights and remedies contained in the Finance Documents may affect or eliminate the Pledgor’s right of subrogation and reimbursement against the Obligors and that the Pledgor may therefore incur a partially or totally non-reimbursable liability under this Agreement.

(b)

The Pledgor expressly authorizes the Collateral Agent and the other Finance Parties to pursue their rights and remedies with respect to the Secured Liabilities in any order or fashion they deem appropriate, in their sole and absolute discretion.

(c)

The Pledgor waives any defense arising out of the absence, impairment, or loss of any or all rights of recourse, reimbursement, contribution, or subrogation or any other rights or remedies of the Pledgor against any Obligor, any other person or any security, whether resulting from any election of rights or remedies by the Collateral Agent or the other Finance Parties, or otherwise.

5.8	Information concerning the Obligors

(a)

The Pledgor represents and warrants to the Collateral Agent and the other Finance Parties that the Pledgor is affiliated with each Obligor or is otherwise in a position to have access to all relevant information bearing on the present and continuing creditworthiness of each Obligor and the risk that any Obligor will be unable to pay the Secured Liabilities when due.

(b)

The Pledgor waives any requirement that the Collateral Agent or the other Finance Parties advise the Pledgor of information known to the Collateral Agent or any other Finance Party regarding the financial condition or business of any Obligor, or any other circumstance bearing on the risk of non-performance of the Secured Liabilities.

(c)	The Pledgor assumes sole responsibility for keeping informed of the financial condition and business of each Obligor.

6	Representations and Warranties

6.1	Representations and warranties

The representations and warranties set out in this Clause are made by the Pledgor to each Finance Party.

6.2	The Pledgor

(a)	It is incorporated under the laws of the Dubai International Financial Centre.

(b)

Its exact legal name, as it appears in the public records of its jurisdiction of incorporation or organization, is Borse Dubai Limited. It has not changed its name, whether by amendment of its organizational documents, reorganization, merger or otherwise, since its date of incorporation.

(c)	Its organizational identification number, as issued by its jurisdiction of incorporation is CL0447.

(d)

Its chief executive office is located at Level 7, Precinct Building 5, Gate District, Dubai International Financial Centre, PO BOX 506690, Dubai, UAE. The Pledgor has not changed its chief executive office within the past five years.

(e)

It keeps at its address indicated in Clause 20 (Notices) its corporate records and all records, documents and instruments constituting, relating to or evidencing Pledged Collateral, except for the Pledged Shares delivered to the Collateral Agent in compliance with Clause 4.2 (Delivery of certificates).

6.3	The Pledged Collateral

(a)	The Pledged Shares have been duly authorized and are validly issued, fully-paid and non-assessable.

(b)	Except as permitted under the Credit Agreement or this Agreement:

(i)	it is the sole legal and beneficial owner of, and has the power to transfer and grant a security interest in the Pledged Shares and all other Pledged Collateral now in existence;

(ii)	none of the Pledged Collateral is subject to any Lien other than the Collateral Agent’s security interest;

(iii)

it has not and will not agree or commit to sell, assign, pledge, transfer, license, lease or encumber any of the Pledged Collateral, or grant any option, warrant, or right with respect to any of the Pledged Collateral; and

(iv)

no effective mortgage, deed of trust, financing statement, security agreement or other instrument similar in effect is on file or of record with respect to any Pledged Collateral, except for those that create, perfect or evidence the Collateral Agent’s security interest.

(c)

No litigation, arbitration or administrative proceedings are current or pending or, to its knowledge, threatened, involving or affecting the Pledged Collateral, and none of the Pledged Collateral is subject to any order, writ, injunction, execution or attachment.

6.4	No liability

(a)

Its rights, interests, liabilities and obligations under contractual obligations that constitute part of the Pledged Collateral are not affected by this Agreement or the exercise by the Collateral Agent of its rights under this Agreement;

(b)

neither the Collateral Agent nor any other Finance Party, unless it expressly agrees in writing, will have any liabilities or obligations under any contractual obligation that constitutes part of the Pledged Collateral as a result of this Agreement, the exercise by the Collateral Agent of its rights under this Agreement or otherwise; and

(c)

neither the Collateral Agent nor any other Finance Party has or will have any obligation to collect upon or enforce any contractual obligation or claim that constitutes part of the Pledged Collateral, or to take any other action with respect to the Pledged Collateral.

6.5	Nature of security

This Agreement creates the Security it purports to create and is not liable to be avoided or otherwise set aside on its liquidation or administration or otherwise.

6.6	Consideration and solvency

(a)	Terms used in this Subclause have the meanings given to them in, and must be construed in accordance with, the fraudulent transfer laws.

(b)

It will receive valuable direct and indirect benefits as a result of the transactions financed by the Loans and these benefits constitute “reasonably equivalent value” and “fair consideration” as those terms are used in the fraudulent transfer laws.

(c)	To the best of its knowledge, the Finance Parties have acted in good faith in connection with the transactions contemplated by this Agreement.

(d)	The sum of its debts (including its obligations under this Agreement) is less than the value of its property (calculated at the lesser of fair valuation and present fair saleable value).

(e)	Its capital is not unreasonably small to conduct its business as currently conducted or as proposed to be conducted.

(f)	It has not incurred, does not intend to incur and does not believe it will incur debts beyond its ability to pay as they mature.

(g)	It has not made a transfer or incurred an obligation under this Agreement with the intent to hinder, delay or defraud any of its present or future creditors.

6.7	Times for making representations and warranties

(a)	The representations and warranties set out in this Agreement (including in this Clause) are made on the date of this Agreement.

(b)

Unless a representation and warranty is expressed to be given at a specific date, all representations and warranties under this Agreement are deemed to be repeated by the Pledgor on the date of each Request, and on the first day of each Term during the Security Period with reference to the facts and circumstances then existing.

(c)	When representations and warranties are repeated, they are applied to the circumstances existing at the time of repetition.

(d)

The representations and warranties of the Pledgor contained in this Agreement or made by the Pledgor in any certificate, notice or report delivered under this Agreement will survive each Utilization Date, the making and repayment of the Loans, and any novation, transfer or assignment of the Loans.

7	Undertakings

7.1	Undertakings

The Pledgor agrees to be bound by the covenants set out in Clauses 7.2 to 7.4.

7.2	The Pledgor

(a)	The Pledgor must not change the jurisdiction of its incorporation or organization without providing the Collateral Agent with 30 days’ prior written notice.

(b)	The Pledgor must not change its name without providing the Collateral Agent with 30 days’ prior written notice.

(c)

The Pledgor must keep at its address indicated in Clause 20 (Notices) its corporate records and all records, documents and instruments constituting, relating to or evidencing Pledged Collateral, except for the Pledged Collateral delivered to the Collateral Agent in compliance with Clause 4.2 (Delivery of certificates).

(d)	At the Collateral Agent’s request, the Pledgor must provide the Collateral Agent with any information concerning the Pledged Collateral that the Collateral Agent may reasonably request.

7.3	The Pledged Collateral

(a)	Except as expressly permitted by the Credit Agreement or this Agreement, the Pledgor:

(i)	must maintain sole legal and beneficial ownership of the Pledged Collateral;

(ii)

must not permit any Pledged Collateral to be subject to any Lien other than the Collateral Agent’s security interest and must at all times warrant and defend the Collateral Agent’s security interest in the Pledged Collateral against all other Liens and claimants;

(iii)

must not sell, assign, transfer, pledge, license, lease or encumber, or grant any option, warrant, or right with respect to, any of the Pledged Collateral, or agree or contract to do any of the foregoing;

(iv)	must not waive, amend or terminate, in whole or in part, any accessory or ancillary right or other right in respect of any Pledged Collateral; and

(v)	must not take any action which would result in a reduction in the value of any Pledged Collateral.

(b)

The Pledgor must pay when due (and in any case before any penalties are assessed or any Lien is imposed on any Pledged Collateral) all taxes, assessments and charges imposed on or in respect of Pledged Collateral and all claims against the Pledged Collateral.

(c)

In any suit, legal action, arbitration or other proceeding involving the Pledged Collateral or the Collateral Agent’s security interest, the Pledgor must take all lawful action to avoid impairment of the Collateral Agent’s security interest or the Collateral Agent’s rights under this Agreement or the imposition of a Lien on any of the Pledged Collateral.

(d)

All cash dividends or other income or distributions paid or payable in relation to any Pledged Collateral must be paid to the Dividend Collateral Account. To achieve this the Pledgor must promptly execute any dividend mandate necessary to ensure that payment is made direct to the Dividend Collateral Account; however, if payment is made directly to the Pledgor (or its nominee) the Pledgor (or that nominee) must promptly pay that amount to the Dividend Collateral Account.

(e)

The Pledgor will not permit the Issuer to cancel or change the terms of the Pledged Shares, or authorize, create or issue any additional shares of capital stock or ownership interests in the Issuer. The Pledgor will not effect or permit any change of control of the Issuer.

(f)	Before this Security becomes enforceable, the Pledgor may, subject to the Credit Agreement, continue to exercise the voting rights, powers and other rights in respect of the Pledged Collateral.

(g)	The Pledgor must, immediately upon receipt, forward to the Collateral Agent all material notices, correspondence and/or other communication it receives in relation to the Pledged Collateral.

(h)	After this Security has become enforceable, the Collateral Agent or its nominee may exercise or refrain from exercising:

(i)	any voting rights; and

(ii)	any other powers or rights which may be exercised by the legal or beneficial owner of any Pledged Collateral, any person who is the holder of any Pledged Collateral or otherwise,

in each case, in the name of the Pledgor, the registered holder or otherwise and without any further consent or authority on the part of the Pledgor and irrespective of any direction given by the Pledgor.

(i)

If any Pledged Collateral remains registered in the name of the Pledgor, the Pledgor irrevocably appoints the Collateral Agent or its nominee as its proxy to exercise all voting rights in respect of such Pledged Collateral at any time after this Security has become enforceable.

(j)

The Pledgor must indemnify the Collateral Agent against any loss or liability incurred by the Collateral Agent as a consequence of the Collateral Agent acting in respect of the Pledged Collateral at the direction of the Pledgor, except to the extent any such loss or liability is attributable to the Collateral Agent’s gross negligence or willful misconduct.

7.4	Notices

(a)	The Pledgor must give the Collateral Agent prompt notice of the occurrence of any of the following events:

(i)

any pending or threatened claim, suit, legal action, arbitration or other proceeding involving or affecting the Pledgor, the Issuer or any Pledged Collateral which could reasonably be expected to impair the Collateral Agent’s security interest or, the Collateral Agent’s rights under this Agreement or result in the imposition of a Lien on any Pledged Collateral; or

(ii)	any representation or warranty contained in this Agreement is or becomes untrue, incorrect or incomplete in any material respect.

(b)	Each notice delivered under this Clause, must include:

(i)	reasonable details about the event; and

(ii)	the Pledgor’s proposed course of action.

Delivery of a notice under this Clause does not affect the Pledgor’s obligations to comply with any other term of this Agreement.

8	When Security Becomes Enforceable

This Security may be enforced by the Collateral Agent at any time after an Event of Default has occurred and is continuing.

9	Enforcement of Security

9.1	General

(a)

After this Security has become enforceable in accordance with Clause 8 (When Security Becomes Enforceable), the Collateral Agent may only upon, and only in accordance with, written instruction from the Majority Lenders exercise any right under:

(i)	applicable law; or

(ii)	this Agreement,

to enforce all or any part of the Security in respect of any Pledged Collateral in any manner or order it sees fit.

(b)	This includes:

(i)

any rights and remedies available to the Collateral Agent under applicable law and under the UCC (whether or not the UCC applies to the affected Pledged Collateral and regardless of whether or not the UCC is the law of the jurisdiction where the rights or remedies are asserted) as if those rights and remedies were set forth in this Agreement in full;

(ii)	transferring or assigning to, or registering in the name of, the Collateral Agent or its nominees any of the Pledged Collateral;

(iii)	exercising any voting, consent, management and other rights relating to any Pledged Collateral;

(iv)	performing or complying with any contractual obligation that constitutes part of the Pledged Collateral;

(v)

receiving, endorsing, negotiating, executing and delivering or collecting upon any check, draft, note, acceptance, instrument, document, contract, agreement, receipt, release, bill of lading, invoice, endorsement, assignment, bill of sale, deed, security, share certificate, stock power, proxy, or instrument of conveyance or transfer constituting or relating to any Pledged Collateral;

(vi)

asserting, instituting, filing, defending, settling, compromising, adjusting, discounting or releasing any suit, action, claim, counterclaim, right of set-off or other right or interest relating to any Pledged Collateral;

(vii)	executing and delivering acquittances, receipts and releases in respect of Pledged Collateral; and

(viii)	exercising any other right or remedy available to the Collateral Agent under the other Finance Documents or any other agreement between the parties.

9.2	Dividend rights

Without limiting anything set forth herein, after the occurrence and during the continuation of an Event of Default, any dividends and other payments in respect of the Pledged Collateral received by the Pledgor will be held in trust for the Collateral Agent, and the Pledgor will keep all such amounts separate and apart from all other funds and property so as to be capable of identification as the property of the Collateral Agent and will deliver these amounts to the Dividend Collateral Account or as otherwise requested by the Collateral Agent in the identical form received, properly endorsed or assigned if required to enable the Collateral Agent to complete collection.

9.3	Collateral Agent’s rights upon default

(a)

The Pledgor irrevocably constitutes and appoints the Collateral Agent, with full power of substitution, as the Pledgor’s true and lawful attorney-in-fact, in the Pledgor’s name or in the Collateral Agent’s name or otherwise, and at the Pledgor’s expense, to take any of the actions authorized by this Agreement or permitted under applicable law upon the occurrence and during the continuation of an Event of Default, without notice to or the consent of the Pledgor. This power of attorney is a power coupled with an interest and cannot be revoked. The Pledgor ratifies and confirms all actions taken by the Collateral Agent or its agents under this power of attorney.

(b)

The Pledgor agrees that 10 days notice shall constitute reasonable notice in connection with any sale, transfer or other disposition of Pledged Collateral to the extent that notice is required under the UCC.

(c)

The Collateral Agent may comply with any applicable state or federal law requirements in connection with a disposition of Pledged Collateral and compliance will not be considered adversely to affect the commercial reasonableness of any sale of Pledged Collateral.

(d)

The grant to the Collateral Agent under this Agreement of any right, power or remedy does not impose upon the Collateral Agent any duty to exercise that right, power or remedy. The Collateral Agent will have no obligation to take any steps to preserve any claim or other right against any person or with respect to any Pledged Collateral.

(e)	The Pledgor bears the risk of loss, damage, diminution in value, or destruction of the Pledged Collateral.

(f)	The Collateral Agent will have no responsibility for any act or omission of any courier, bailee, broker, bank, investment bank or any other person chosen by it with reasonable care.

(g)	The Collateral Agent makes no express or implied representations or warranties with respect to any Pledged Collateral or other property released to the Pledgor or its successors and assigns.

(h)

The Pledgor agrees that the Collateral Agent will have met its duty of care under applicable law if it holds, maintains and disposes of Pledged Collateral in the same manner that it holds, maintains and disposes of property for its own account.

(i)

Except as set forth in this Clause or as required under applicable law, the Collateral Agent will have no duties or obligations under this Agreement or otherwise with respect to the Pledged Collateral.

(j)	The sale, transfer or other disposition under this Agreement of any right, title, or interest of the Pledgor in any item of Pledged Collateral will:

(i)	operate to divest the Pledgor permanently and all persons claiming under or through the Pledgor of that right, title, or interest, and

(ii)	be a perpetual bar, both at law and in equity, to any claims by the Pledgor or any person claiming under or through the Pledgor with respect to that item of Pledged Collateral.

9.4	No Marshaling

(a)	The Collateral Agent need not, and the Pledgor irrevocably waives and agrees that it will not invoke or assert any law requiring the Collateral Agent to:

(i)	attempt to satisfy the Secured Liabilities by collecting them from any other person liable for them; or

(ii)	marshal any security or guarantee securing payment or performance of the Secured Liabilities or any particular asset of the Pledgor.

(b)

The Collateral Agent may release, modify or waive any collateral or guarantee provided by any other person to secure any of the Secured Liabilities, without affecting the Collateral Agent’s rights against the Pledgor.

10	Application of Proceeds

Any moneys received in connection with the Pledged Collateral by the Collateral Agent after this Security has become enforceable must be applied in the following order of priority:

(a)	first, in or towards payment of or provision for all costs and expenses incurred by the Collateral Agent or any other Finance Party in connection with the enforcement of this Security;

(b)	second, in or towards payment of, or provision for, the Secured Liabilities; and

(c)	third, in payment of the surplus (if any) to the Pledgor or any other person entitled to it under applicable law.

This Clause is subject to the payment of any claims having priority over this Security. This Clause does not prejudice the right of any Finance Party to recover any shortfall from the Pledgor.

11	Blocker and Bust-up

11.1	Definitions

In this Clause 11:

“Beneficial Ownership” means, in respect of any Finance Party, the “beneficial ownership” (within the meaning of Section 13) of Outstanding Shares, without duplication, by such Finance Party together with any of its affiliates or other person subject to aggregation with such Finance Party under Section 13 for purposes of “beneficial ownership”, or by any “group” (within the meaning of Section 13) of which such Finance Party is or may be deemed to be a part (such Finance Party and any such affiliates, persons and groups, collectively, the “Finance Party Group”) (or, to the extent that, as a result of a change in law, regulation or interpretation after the date hereof, the equivalent calculation under Section 16 of the Exchange Act and the rules and regulations thereunder results in a higher ownership level, such ownership level).

“Exchange Act” means the Securities Exchange Act of 1934 of the United States of America, as amended.

“Finance Party Person” means any Finance Party or any Finance Party Group (as defined above) or any person whose ownership position would be aggregated with that of any Finance Party or any Finance Party Group.

“Outstanding Shares” means the outstanding shares of common stock of the Issuer.

“Qualifying Disposition: means:

(i)	a sale to the Issuer;

(ii)	a sale to an underwriter (which may be an affiliate of a Finance Party) in connection with a broadly distributed public offering of the Pledged Shares that is registered under the Securities Act;

(iii)

a sale that complies with the manner-of-sale requirements set forth in Rule 144(f) under the Securities Act, so long as the number of Pledged Shares sold pursuant to this paragraph (ii) does not exceed in the aggregate one per cent. of the Outstanding Shares in any three month period;

(iv)

a sale, transfer or other disposition to a person that is not an affiliate of a Finance Party and, after giving effect to such purchase, will not be an “affiliate”, as such term is used in Rule 144 under the Securities Act, of the Issuer; or

(v)

a sale, transfer or other disposition to a person that is an “affiliate” (as used in Rule 144 of the Securities Act) of the Issuer prior to such sale, transfer or other disposition so long as the number of Pledged Shares that are Pledged Collateral or are collateral or other security for any other transaction to which the Finance Party is a party sold, transferred or otherwise disposed of to such person (in any manner at any time, in one transaction or a series of transactions) does not in the aggregate exceed five per cent. of the Outstanding Shares.

“Section 13” means Section 13 of the Exchange Act and the rules promulgated thereunder.

“Securities Act” means the Securities Act of 1933 of the United States of America, as amended.

11.2	Blocker Provision

(a)

Notwithstanding any provision of the Finance Documents to the contrary, upon the enforcement of the Security created by this Security Agreement, in no event shall any Finance Party be entitled to acquire, receive, vote or exercise any other rights of a secured party in respect of any Pledged Shares to the extent that (but only to the extent that), immediately upon giving effect to such acquisition, receipt or exercise of such rights:

(i)	any Finance Party’s Beneficial Ownership would be equal to or greater than 9.5 per cent. of the Outstanding Shares;

(ii)

any Finance Party, or any “affiliate” or “associate” of any Finance Party, would be an “interested stockholder” of the Issuer, as all such terms are defined in Section 203 of the Delaware General Corporation Law; or

(iii)

any Finance Party Person under any federal, state or local laws, regulations or regulatory orders applicable to ownership of Outstanding Shares (“Applicable Laws”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership in excess of a number of Outstanding Shares equal to:

(A)

the number of Outstanding Shares that would give rise to reporting or registration obligations or other requirements (including obtaining prior approval by a state or federal regulator) of a Finance Party Person under Applicable Laws and with respect to which such requirements have not been met or the relevant approval has not been received or that would give rise to any consequences under the constitutive documents of the Issuer or any contract or agreement to which the Issuer is a party; in each case minus

(B)	one per cent. of the number of the total Outstanding Shares on the date of determination

(each of paragraphs (i), (ii) and (iii) above, an Ownership Limitation).

(b)

The inability of any Finance Party to acquire, receive, vote or exercise rights with respect to Pledged Shares provided by this Clause 11.2 at any time as a result of an Ownership Limitation shall not preclude such Finance Party from taking such action at a later time when no such Ownership Limitation is then existing or would result under this provision. Notwithstanding any provision of the Finance Documents to the contrary, no Finance Party shall become the record or beneficial owner, or otherwise have any rights as a holder, of any Pledged Shares that such Finance Party is not entitled to acquire, receive, vote or exercise any other rights of a secured party in respect of at any time pursuant to this Clause 11.2, until such time as such Finance Party is not prohibited from acquiring, receiving, voting or exercising such rights in respect thereof under to this Clause 11.2.

11.3	Bust-up Provision

Notwithstanding any other provision of the Finance Documents to the contrary, any sale, transfer or other disposition of Pledged Shares must be a Qualifying Disposition.

12	Expenses and Indemnity

(a)

The Pledgor must pay immediately on demand to the Collateral Agent all costs and expenses incurred by the Collateral Agent any other Finance Party, attorney, manager, delegate, sub-delegate, agent or other person appointed by the Collateral Agent under this Agreement for the purpose of enforcing its rights under this Agreement. This includes:

(i)	costs of foreclosure and of any transfer, disposition or sale of Pledged Collateral;

(ii)	costs of maintaining or preserving the Pledged Collateral or assembling it or preparing it for transfer, disposition or sale;

(iii)	costs of obtaining money damages; and

(iv)

fees and expenses of attorneys employed by the Collateral Agent for any purpose related to this Agreement or the Secured Liabilities, including consultation, preparation and negotiation of any amendment or restructuring, drafting documents, sending notices or instituting, prosecuting or defending litigation or arbitration.

(b)

The Pledgor must indemnify and keep indemnified the Collateral Agent, the other Finance Parties and their respective affiliates, directors, officers, representatives and agents from and against all claims, liabilities, obligations, losses, damages, penalties, judgments, costs and expenses of any kind (including attorney’s fees and expenses) which may be imposed on, incurred by or asserted against any of them by any person (including any Finance Party) in any way relating to or arising out of:

(i)	this Agreement;

(ii)	the Pledged Collateral;

(iii)	the Collateral Agent’s security interest in the Pledged Collateral;

(iv)	any Event of Default;

(v)	any action taken or omitted by the Collateral Agent under this Agreement or any exercise or enforcement of rights or remedies under this Agreement; or

(vi)	any transfer sale or other disposition of or any realization on Pledged Collateral.

(c)

The Pledgor will not be liable to an indemnified party to the extent any liability results from that indemnified party’s gross negligence or willful misconduct. Payment by an indemnified party will not be a condition precedent to the obligations of the Pledgor under this indemnity.

(d)	This Clause survives the initial Utilization Date, the making and repayment of the Loans, any novation, transfer or assignment of the Loans and the termination of this Agreement.

13	Delegation

13.1	Power of attorney

The Collateral Agent may delegate by power of attorney or in any other manner to any person any right, power or discretion exercisable by it under or in connection with this Agreement.

13.2	Terms

Any such delegation may be made upon any terms (including power to sub-delegate) which the Collateral Agent may think fit.

13.3	Liability

The Collateral Agent will not be in any way liable or responsible to the Pledgor for any loss or liability arising from any act, default, omission or misconduct on the part of any delegate or sub-delegate.

14	Evidence and Calculations

In the absence of manifest error, the records of the Collateral Agent are conclusive evidence of the existence and the amount of the Secured Liabilities.

15	Changes to the Parties

15.1	Pledgor

The Pledgor may not assign, delegate or transfer any of its rights or obligations under this Agreement without the consent of the Lenders, and any purported assignment, delegation or transfer in violation of this provision shall be void and of no effect.

15.2	Collateral Agent

(a)	The Collateral Agent may assign or transfer its rights and obligations under this Agreement in the manner permitted under the Credit Agreement.

(b)

The Pledgor waives and will not assert against any assignee of the Collateral Agent any claims, defenses or set-offs which the Pledgor could assert against the Collateral Agent except for defenses which cannot be waived under applicable law.

15.3	Successors and assigns

This Agreement shall be binding on and inure to the benefit of the respective successors and permitted assigns of the Pledgor and the Collateral Agent.

16	Exercise of Rights

Notwithstanding anything to the contrary contained herein or contained in the Credit Agreement (including, without limitation, Section 21.6 of the Credit Agreement), prior to the receipt of written instruction from the Majority Lenders, the Collateral Agent is not authorized to exercise any right (other than the Collateral Agent’s rights of indemnification or rights to seek payment for fees owed or expenses incurred arising out of its role as Collateral Agent), power, authority or discretion granted to the Collateral Agent under this Agreement. Only upon the receipt of, and only in accordance with, the written instruction of the Majority Lenders, will the Collateral Agent exercise any right, power, authority or discretion granted to it under this Agreement.

17	Miscellaneous

17.1	Amendments and waivers

Any term of this Agreement may be amended or waived only by the written agreement of the Pledgor and the Collateral Agent acting upon the instruction of the Majority Lenders.

17.2	Waivers and remedies cumulative

(a)	The rights and remedies of the Collateral Agent under this Agreement:

(i)	may be exercised as often as necessary;

(ii)	are cumulative and not exclusive of its rights under applicable law; and

(iii)	may be waived only in writing and specifically.

(b)	Delay in exercising, or non-exercise, of any right or remedy under this Agreement is not a waiver of that right or remedy.

17.3	Counterparts

This Agreement may be executed in counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

18	Severability

If any term of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, that will not affect:

(a)	the legality, validity or enforceability in that jurisdiction of any other term of this Agreement; or

(b)	the legality, validity or enforceability in any other jurisdiction of that or any other term of this Agreement.

19	Release

At the end of the Security Period, the Collateral Agent must, at the request and cost of the Pledgor, take whatever action is necessary to release the Pledged Collateral from this Security.

20	Notices

20.1	Notices

Any communication in connection with this Agreement must be given in writing and, unless otherwise stated, must be given in person or by fax.

20.2	Contact Details

(a)	The contact details of the Pledgor for this purpose are:

Address:	Borse Dubai Limited, Level 5, Precinct Building 5, Gate District, Dubai International Financial Centre, PO Box 506690, Dubai, UAE

Fax:	+971 4305 5000

Attention:	Essa Kazim

(b)	The contact details of the Collateral Agent for this purpose are:

Address:	Nomura International plc, One Angel Lane, London EC4R 3AB, United Kingdom

Fax:	+44 20 7067 9084

Attention:	Giles Gleave; Naveed Chaudhry; Joshua Ponniah

(c)	Either party may change its contact details by giving five Business Days’ notice to the other party.

(d)	Where a party nominates a particular department or officer to receive a communication, a communication will not be effective if it fails to specify that department or officer.

20.3	Effectiveness

(a)	Except as provided below, any communication in connection with this Agreement will be deemed to be given as follows:

(i)	if delivered in person, at the time of delivery;

(ii)	if by fax, when sent with confirmation of transmission.

(b)

A communication given under this Clause but received on a non-working day or after business hours on a working day in the place of receipt will only be deemed to be given on the next working day in that place.

21	Governing Law

This Agreement, the relationship between the Pledgor and the Finance Parties and any claim or dispute (whether sounding in contract, tort, statute or otherwise) relating to this Agreement or that relationship shall be governed by and construed in accordance with law of the State of New York including section 5-1401 of the New York General Obligations Law but excluding any other conflict of law rules that would lead to the application of the law of another jurisdiction. If the law of a jurisdiction other than New York is, under section 1-105(2) of the UCC, mandatorily applicable to the perfection, priority or enforcement of any security interest granted under this Agreement in respect of any part of the Pledged Collateral, that other law shall apply solely to the matters of perfection, priority or enforcement to which it is mandatorily applicable.

22	Enforcement

22.1	Jurisdiction

(a)

For the benefit of the Collateral Agent, the Pledgor agrees that any New York State court or Federal court sitting in the City and County of New York has jurisdiction to settle any disputes and any judgment, order or award in connection with this Agreement and accordingly submits to the jurisdiction of those courts.

(b)	The Pledgor:

(i)	waives objection to the New York State and Federal courts on grounds of personal jurisdiction, inconvenient forum or otherwise as regards proceedings in connection with this Agreement; and

(ii)

agrees that a judgment or order of a New York State or Federal court in connection with this Agreement is conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction.

(c)	Nothing in this Clause limits the right of the Collateral Agent or any other Finance Party to bring proceedings against the Pledgor in connection with this Agreement:

(i)	in any other court of competent jurisdiction; or

(ii)	concurrently in more than one jurisdiction.

22.2	Service of process

(a)

The Pledgor irrevocably appoints CT Corporation System, 111 8th Avenue, 13th Floor, New York, New York 10011 as its agent for service of process in relation to any proceedings before any courts located in the State of New York in connection with this Agreement.

(b)	The Pledgor agrees to maintain an agent for service of process in the State of New York until the end of the Security Period.

(c)	The Pledgor agrees that failure by a process agent to notify the Pledgor of the process will not invalidate the proceedings concerned.

(d)	The Pledgor consents to the service of process relating to any proceedings by a notice given in accordance with Clause 20 (Notices).

(e)

If the appointment of any person mentioned in paragraph (a) above ceases to be effective, the Pledgor must immediately appoint a further person in the State of New York to accept service of process on its behalf in the State of New York and, if the Pledgor does not appoint a process agent within 15 days, the Pledgor authorizes the Collateral Agent to appoint a process agent for the Pledgor.

22.3	Waiver of immunity

To the extent that the Pledgor has or hereafter may acquire any immunity from jurisdiction of any court or from legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its properties, the Pledgor irrevocably waives that immunity in respect of its obligations under this Agreement.

22.4	Complete agreement

This Agreement and the other Finance Documents contain the complete agreement between the parties on the matters to which they relate and supersede all prior commitments, agreements and understandings, whether written or oral, on those matters.

22.5	Waiver of Jury Trial

THE PLEDGOR AND THE COLLATERAL AGENT (FOR ITSELF AND ON BEHALF OF THE OTHER FINANCE PARTIES) WAIVE ANY RIGHTS THEY MAY HAVE TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED ON OR ARISING FROM THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. In the event of litigation, this Agreement may be filed as a written consent to trial by the court.

The undersigned, intending to be legally bound, have executed and delivered this Agreement on the date stated at the beginning of this Agreement.

Schedule 1

Pledged Shares

	September 30,	September 30,	September 30,
Issuer	Class of Stock	Stock Cert. No.	No. of Shares

The NASDAQ OMX Group, Inc.	Common	C0474	29,780,515

Signatories

Pledgor BORSE DUBAI LIMITED

By:
Title:

By:
Title:

Collateral Agent NOMURA INTERNATIONAL PLC

By:
Title:

Signature Page to Stock Pledge Agreement

Signatories

Pledgor BORSE DUBAI LIMITED

By:
Title:

By:
Title:

Collateral Agent NOMURA INTERNATIONAL PLC

By:
Title:

Signature Page to Stock Pledge Agreement